FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).    U.S. SECURITIES AND EXCHANGE COMMISSION
[ ]Form 3 Holdings Reported                       Washington, D.C. 20549
[X]Form 4 Transactions Reported
                           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
          Section 17(a) of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel       John                  C.    |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    650 California St., 7th Floor        |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
San Francisco        CA           94108  |    Reporting Person (Voluntary)
(City)            (State)         (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
Executive Vice President            |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of       6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities        Form:           Indirect
                                                                or Disposed        Beneficially      Direct (D)      Beneficial
                                                                of (D)             Owned at End      Indirect (I)    or Ownership
                                                                      (A)          of Month
                                                                       or
                          (Month/Day/Year)   Code   V       Amount    (D)  Price


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

FORM  5 (Continued)         Table II-Derivative Securities Acquired, Disposed
                              of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2.Conversion or     3.Transaction  4.Transaction  5.Number of        6.Date
   Derivative            Exercise Price      Date           Code           Derivative         Exercisable
   Security              of Derivative       (Month/                       Securities         and Expiration
                         Security            Day/Year)                     Acquired (A)       Date
                                                                           or Disposed of    (Month/Day/Year)
                                                                           (D)                Date         Expiration
                                                           Code   V        (A)     (D)        Exercisable  Date
Employee stock option  46.6626              01/08/99       A               103,000            01/08/00*    01/07/09
  (right to buy)
Employee stock option  51.3289              01/08/99       A                 6,427            01/08/00*    01/07/04
  (right to buy)
Employee stock option  46.6626              01/08/99       A                65,672            01/08/00*    01/07/04
  (right to buy)
Employee stock option  57.5000              09/28/99       A               250,000            09/28/00**   09/27/09
  (right to buy)
7.Title and Amount of Under-          8.Price of     9.Number of    10.Ownership     11.Nature
  lying Securities                      Derivative     Derivative      Form of          of
                                        Security       Securities      Derivative       Indirect
                                                       Beneficially    Security:        Beneficial
                                                       Owned at End    Direct (D)       Ownership
                                                       of Month        or
                                                                       Indirect (I)
                 Number
Title            of Shares
Common Stock  103,000                --                 103,000        D

Common Stock    6,427                --                   6,427        D

Common Stock   65,672                --                  65,672        D

Common Stock  250,000                --                 250,000        D

Explanation of Responses:
* Option becomes exercisable as to one-third of shares covered thereby annually, beginning on first anniversary of date of grant.
**Option becomes exercisable as to 50% of shares covered thereby on 4th anniversary of date of grant and as to remainder on 5th such anniversary.
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         /s/ John C. Siegel                    January 26, 2000
-------------------------------------        ---------------------
  Signature of Reporting Person                       Date